Exhibit (a)(1)(D)

FORMS OF OFFER REMINDER

Sample Reminder Email (1):

Our records show you have not made an election to participate in the Ikanos Stock Option Exchange Program. This email is to remind you that March 20, 2015 at 5:00 p.m. Pacific Time is the final deadline to participate in the Stock Option Exchange Program. If you wish to surrender your eligible options in exchange for replacement options, as described in the offering materials filed with the Securities and Exchange Commission on Schedule TO on February 20, 2015, you must log in to the Stock Option Exchange Program Website at https://ikanos.equitybenefits.com and follow the directions to make a timely election. If you are unable to access the Website in a timely fashion, you may request a paper Election Form by contacting stockexchange@ikanos.com or (408) 385-8799 and then indicate which Eligible Options you wish to exchange by submitting the paper Election Form by fax to (510) 438-5376 in accordance with the instructions provided therein.

There are no exceptions to this deadline so we encourage you not to wait until the last day to make your election if you wish to participate. To make an election, simply follow the instructions on the website to access your personalized information about your eligible options and how to make, change, or withdraw your election before the end of the offering period, or complete a paper Election Form or Notice of Withdrawal. Your initial user name and password were provided to you in the program announcement email on February 20, 2015.

Your participation in the exchange program is completely voluntary. You are not obligated to participate in the exchange program. Any options you do not elect to surrender for exchange will not be canceled and will remain subject to their present terms.

If you have any questions about the program, please contact: stockexchange@ikanos.com.

Sample Final Reminder Email (2):

Our records show you have not made an election to participate in the Stock Option Exchange Program. This email is to remind you that tomorrow; March 20, 2015 at 5:00 p.m. Pacific Time is the final deadline to participate in the Stock Option Exchange Program. If you wish to surrender your eligible options in exchange for replacement options, as described in the offering materials filed with the Securities and Exchange Commission on Schedule TO on February 20, 2015, you must log in to the Stock Option Exchange Program Website at https://ikanos.equitybenefits.com and follow the directions to make a timely election. If you are unable to access the Website in a timely fashion, you may request a paper Election Form by contacting stockexchange@ikanos.com or (408) 385-8799 and then indicate which Eligible Options you wish to exchange by submitting the paper Election Form by fax to (510) 438-5376 in accordance with the instructions provided therein.

There are no exceptions to this deadline so we encourage you not to wait until the last day to make your election if you wish to participate. To make an election, simply follow the instructions on the website to access your personalized information about your eligible options and how to make, change, or withdraw your election before the end of the offering period, or complete a paper Election Form or Notice of Withdrawal. Your initial user name and password were provided to you in the program announcement email on February 20, 2015.

Your participation in the exchange program is completely voluntary. You are not obligated to participate in the exchange program. Any options you do not elect to surrender for exchange will not be canceled and will remain subject to their present terms.

If you have any questions about the program, please contact: stockexchange@ikanos.com.